EXHIBIT 99.1

NEWS RELEASE      NEWS RELEASE      NEWS RELEASE      NEWS RELEASE      NEWS RE

[LOGO OF AMERICAN EXPRESS COMPANY]

CONTACTS:        Media:  Joanna Lambert                  Michael O'Neill
                         212-640-9668                    212-640-5951
                         joanna.g.lambert@aexp.com       mike.o'neill@aexp.com

    Investors/Analysts:  Alex Hopwood                    Ron Stovall
                         212-640-5495                    212-640-5574
                         alex.w.hopwood@aexp.com         ronald.stovall@aexp.com

FOR IMMEDIATE RELEASE

------------------------------------------------------------------------------------------------------------------------------------

              FULL-YEAR EPS FROM CONTINUING OPERATIONS RISES 16%
             FOURTH QUARTER EARNINGS IN LINE WITH PRE-ANNOUNCEMENT

                     (Millions, except per share amounts)

                                                      Quarters Ended          Percentage            Years Ended          Percentage
                                                       December 31,            Inc/(Dec)           December 31,           Inc/(Dec)
                                                       ------------            ---------           ------------           ---------
                                                     2007          2006                          2007          2006
                                                     ----          ----                          ----          ----
   Revenues net of interest expense              $  7,364       $ 6,675           10%        $ 27,731      $ 25,154          10%

   Income From Continuing Operations             $    839       $   895           (6%)       $  4,048      $  3,611          12%
   (Loss) Income From Discontinued Operations    $     (8)      $    27            #         $    (36)     $     96           #
   Net Income                                    $    831       $   922          (10%)       $  4,012      $  3,707           8%

   Earnings Per Common Share - Basic:
      Income From Continuing Operations          $   0.72       $  0.75           (4%)       $   3.45      $   2.98          16%
      (Loss) Income From Discontinued Operations $     -        $  0.02            #         $  (0.03)     $   0.08           #
      Net Income                                 $   0.72       $  0.77           (6%)       $   3.42      $   3.06          12%

   Earnings Per Common Share - Diluted:
      Income From Continuing Operations          $   0.71       $  0.73           (3%)       $   3.39      $   2.92          16%
      (Loss) Income From Discontinued Operations $     -        $  0.02            #         $  (0.03)     $   0.07           #
      Net Income                                 $   0.71       $  0.75           (5%)       $   3.36      $   2.99          12%

   Average Common Shares Outstanding
      Basic                                         1,157         1,196           (3%)          1,173         1,212         (3%)
      Diluted                                       1,178         1,224           (4%)          1,196         1,238         (3%)

   Return on Average Equity*                         37.3%         34.7%                         37.3%         34.7%
------------------------------------------------------------------------------------------------------------------------------------

* Computed on a trailing 12-month basis using net income over average total shareholders' equity (including discontinued operations) as included in the Consolidated Financial Statements prepared in accordance with U.S. generally accepted accounting principles (GAAP).

# Denotes a variance of more than 100%.

New York - January 28, 2008 - AMERICAN EXPRESS COMPANY (NYSE: AXP) today reported fourth quarter income from continuing operations* of $839 million, down 6 percent from $895 million a year ago. Diluted earnings per share from continuing operations were $0.71, down 3 percent from $0.73 a year ago.

Net income totaled $831 million for the quarter, down 10 percent from $922 million a year ago. On a per share basis, net income was $0.71, down 5 percent from $0.75 a year ago.

Consolidated revenues net of interest expense rose 10 percent to $7.4 billion, up from $6.7 billion a year ago.

Consolidated expenses totaled $4.7 billion, up 3 percent from $4.6 billion a year ago.

The Company's return on equity (ROE) was 37.3 percent, up from 34.7 percent a year ago.

For the full year, the Company reported income from continuing operations of $4.0 billion, up 12 percent from $3.6 billion a year ago. Diluted earnings per share from continuing operations rose to $3.39, up 16 percent from $2.92 a year ago.

Net income for the full year was $4.0 billion, an increase of 8 percent from the previous year. Earnings per share on a diluted basis increased to $3.36, up 12 percent from $2.99.

"Results for the year met or exceeded all of our long-term financial targets, even though we saw clear signs of a weakening economy and business environment in December," said Kenneth I. Chenault, chairman and chief executive. "Strong Cardmember spending and the nearly eight and a half million new cards we added in 2007 represented a continuing return on multi-year business-building investments.

"Despite the December weakness that we discussed a few weeks ago, fourth-quarter business volumes and credit indicators continued to be in the top tier of the industry. Marketing and related investments remained focused on premium segments of the market. Each of our customer groups and geographic regions contributed to the 16 percent increase in Cardmember spending.

"The fourth-quarter additions to reserves were appropriate for an environment that is more difficult than we have seen in recent years. While our outlook for 2008 remains cautious, and we continue to expect slower earnings growth in the year ahead, we are not changing our fundamental approach to managing the business. We expect to take advantage of growth opportunities in those parts of the market with strong underlying economics.

-------------------------------
* As previously announced, the Company entered into an agreement to sell its international banking subsidiary, American Express Bank Ltd.(AEB), which is now included in discontinued operations.

"We are not immune from further deterioration in the economic and credit environment, but we believe our focus on the premium sector should help us to weather the current conditions better than many competitors.

"We also remain confident in our ability, on average and over time, to meet our long-standing financial targets of 12 to 15 percent EPS growth, at least 8 percent revenue growth and a return on equity of 33 to 36 percent."


The fourth-quarter results included a previously announced $438 million ($274 million after-tax) credit-related charge in the U.S. Card Services Segment.

Also, the fourth quarter included several previously announced items, including a gain of $1.13 billion ($700 million after-tax) from the Company's settlement with Visa, and:
        o $143 million ($89 million after-tax) of incremental investments in business-building initiatives,
        o $74 million ($46 million after-tax) in litigation-related costs pertaining to the lawsuit against Visa, and
        o $50 million ($31 million after-tax) in contributions to the American Express Charitable Fund.

The fourth-quarter results also included a previously announced $685 million ($430 million after-tax) charge related to the Company's enhancements to its method of estimating the liability for Membership Rewards.

Significant items in the year-ago fourth quarter included:
        o tax benefits totaling $45 million that related principally to certain foreign losses and to the finalization of state tax returns, and
        o a $68 million ($42 million after-tax) gain related to the rebalancing of an investment portfolio in the Travelers Cheques and Gift Card business.

Also included in the fourth quarter's results were $16 million ($10 million after-tax) of reengineering costs. Year-ago reengineering costs totaled $64 million ($42 million after-tax).


DISCONTINUED OPERATIONS
Discontinued operations for the fourth quarter included a loss of $8 million compared with income of $27 million during the year-ago period, both primarily reflecting the results of AEB's banking operations.

SEGMENT RESULTS
In the third quarter of 2007, the Company reorganized its businesses into two customer-focused groups: the Global Consumer Group and the Global
Business-to-Business Group. The Company's segments were realigned accordingly.

In connection with the sale of AEB and beginning with the third quarter of 2007, and for all prior periods, AEB (except for certain components of AEB that are not being sold) results have been removed from the Corporate & Other segment and reported within the discontinued operations line on the Company's Consolidated Statements of Income. In addition to the agreement to sell AEB to Standard Chartered PLC, American Express International Deposit Company (AEIDC) was also contracted to be sold to Standard Chartered 18 months after the close of the AEB sale through a put/call agreement. AEIDC will continue to be reflected in continuing operations, within the Corporate & Other segment, until one year before the anticipated close of this portion of the transaction. Based on the assumed completion of the AEB sale in the first quarter of 2008, we expect to begin reporting AEIDC's results in the discontinued operations line in the third quarter of 2008.

The following segment discussions, as well as the selected financial data for all periods presented, reflect the changes noted above.


U.S. CARD SERVICES reported fourth quarter net income of $7 million, down from $473 million a year ago. While revenues net of interest expense increased substantially from year-ago amounts, the lower net income for 2007 is principally attributed to rising credit costs and the increased expense related to Membership Rewards.

Revenues net of interest expense for the fourth quarter increased 11 percent to $3.7 billion, reflecting higher spending and borrowing by consumers and small businesses, which were partially offset by higher interest expense and lower securitization income, net.

Total expenses increased 25 percent. Marketing, promotion, rewards and Cardmember services expenses increased 43 percent from the year-ago period. This was primarily due to charges of $408 million ($253 million after-tax) related to the previously mentioned Membership Rewards liability estimation enhancements and $84 million ($52 million after-tax) related to incremental investments in business building initiatives above the planned level for the quarter. Human resources and other operating expenses decreased slightly.

Provisions for losses increased significantly reflecting higher write-off and delinquency rates as well as growth in loans outstanding. The provision also reflects $384 million ($241 million after-tax) of the $438 million ($274 million after-tax) credit-related charge previously mentioned. That charge included $288 million ($180 million after-tax) which was added to lending reserves and $96 million ($61 million after-tax) which was added to charge card reserves. The remaining $54 million ($33 million after-tax) of the credit-related charge related to a reduction in the fair market value of the Company's retained subordinated interest in securitized Cardmember loans and decreased securitization income, net.

INTERNATIONAL CARD SERVICES reported a fourth quarter net loss of $68 million, compared with net income of $99 million a year ago. While revenues net of interest expense increased substantially from year-ago amounts, the lower net income for 2007 is principally attributed to the increased expense related to Membership Rewards and increased investments in business building initiatives.

Revenues net of interest expense increased 16 percent to $1.2 billion, reflecting higher Cardmember spending, as well as higher loan balances, which were partially offset by higher interest expense.

Total expenses increased 55 percent. Marketing, promotion, rewards and Cardmember services expenses increased significantly reflecting $216 million ($138 million after-tax) related to the previously mentioned Membership Rewards liability estimation enhancements. The increase also reflected $20 million ($12 million after-tax) related to the previously mentioned incremental investments in business building initiatives above the planned level for the quarter. Human resources and other operating expenses increased 11 percent from a year ago.

Provisions for losses increased 5 percent from a year ago as growth in the loan portfolio was offset by a lower level of write off and delinquency rates.


GLOBAL COMMERCIAL SERVICES reported fourth quarter net income of $110 million, down from $117 million a year ago. While revenues net of interest expense increased substantially from year-ago amounts, the lower net income for 2007 is principally attributed to the increased expense related to Membership Rewards.

Revenues net of interest expense increased 15 percent to $1.1 billion, reflecting higher spending by corporate Cardmembers and increased travel commissions.

Total expenses increased 18 percent. Human resources and other operating expenses increased 10 percent reflecting continued growth in the business. Marketing, promotion, rewards and Cardmember services expenses increased significantly reflecting $61 million ($39 million after-tax) of the previously mentioned charges related to the Membership Rewards liability estimation enhancements.

Provisions for losses increased $24 million from year-ago levels, primarily reflecting higher volumes and write-offs.


GLOBAL NETWORK & MERCHANT SERVICES reported fourth quarter net income of $254 million, up 26 percent from $201 million a year ago. Revenues net of interest expense for the fourth quarter increased 14 percent to $1.0 billion. The increase reflected continued strong growth in merchant-related revenue primarily from higher company-wide billed business.

Spending on Global Network Services cards increased 39 percent from year-ago levels reflecting continued growth in spending on cards issued by bank partners. Cards-in-force issued by bank partners increased 35 percent.

Total expenses increased 10 percent, reflecting higher human resources costs and expanded marketing and promotion activities, including portions of the previously mentioned incremental business building investments above the planned level for the quarter.


CORPORATE AND OTHER reported fourth quarter net income of $536 million, compared with net income of $5 million a year ago. The increase was primarily due to the previously mentioned $700 million after-tax gain from the Company's settlement agreement with Visa, offset in part by the $46 million after-tax litigation related costs associated with the lawsuit against Visa and the $31 million after-tax contribution to the American Express Charitable Fund.

The year-ago quarter also included $42 million after-tax gain related to the rebalancing of an investment portfolio that lengthened average maturities to more accurately anticipate future redemptions of outstanding Travelers Cheques and Gift Card products.

                                      ***

American Express Company is a leading global payments, network and travel company founded in 1850. For more information, visit www.americanexpress.com

Note: The 2007 Fourth Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held with Chief Financial Officer, Daniel T. Henry, at 5:00 p.m. (EDT) today to discuss fourth quarter earnings results, operating performance and other topics that may be raised during the discussion. Live audio of the investor conference call will be accessible to the general public on the American Express web site at http://ir.americanexpress.com. A replay of the conference call will be available later today at the same web site address.

                                      ***


THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE FORWARD-LOOKING STATEMENTS, WHICH ADDRESS THE COMPANY'S EXPECTED BUSINESS AND FINANCIAL PERFORMANCE, AMONG OTHER MATTERS, CONTAIN WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S CREDIT AND CHARGE CARD PRODUCTS AND TRAVELERS CHEQUES AND OTHER PREPAID PRODUCTS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ECONOMIC ENVIRONMENT, AND THE ABILITY TO ISSUE NEW AND ENHANCED CARD AND PREPAID PRODUCTS, SERVICES AND REWARDS PROGRAMS, AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDMEMBERS, REDUCE CARDMEMBER ATTRITION, CAPTURE A GREATER SHARE OF EXISTING CARDMEMBERS' SPENDING, AND SUSTAIN PREMIUM DISCOUNT RATES ON ITS CARD PRODUCTS IN LIGHT OF REGULATORY AND MARKET PRESSURES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES BUSINESS; THE COMPANY'S ABILITY TO MANAGE CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANTS AND OTHER CREDIT TRENDS, WHICH WILL DEPEND IN PART ON THE ECONOMIC ENVIRONMENT, THE RATES OF BANKRUPTCIES AND UNEMPLOYMENT, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS, AND ON THE EFFECTIVENESS OF THE COMPANY'S CREDIT MODELS; FLUCTUATIONS IN INTEREST RATES (INCLUDING FLUCTUATIONS IN BENCHMARKS, SUCH AS LIBOR AND OTHER BENCHMARK RATES, USED TO PRICE LOANS AND OTHER INDEBTEDNESS, AS WELL AS CREDIT SPREADS IN THE PRICING OF LOANS AND OTHER INDEBTEDNESS), WHICH IMPACT THE COMPANY'S

BORROWING COSTS, RETURN ON LENDING PRODUCTS AND THE VALUE OF THE COMPANY'S INVESTMENTS; THE COMPANY'S ABILITY TO MEET ITS ROE TARGET RANGE OF 33 TO 36 PERCENT ON AVERAGE AND OVER TIME, WHICH WILL DEPEND IN PART ON FACTORS SUCH AS THE COMPANY'S ABILITY TO GENERATE SUFFICIENT REVENUE GROWTH AND ACHIEVE SUFFICIENT MARGINS, FLUCTUATIONS IN THE CAPITAL REQUIRED TO SUPPORT ITS BUSINESSES, THE MIX OF THE COMPANY'S FINANCINGS, AND FLUCTUATIONS IN THE LEVEL OF THE COMPANY'S SHAREHOLDERS' EQUITY DUE TO SHARE REPURCHASES, DIVIDENDS, CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME AND ACCOUNTING CHANGES, AMONG OTHER THINGS; THE ACTUAL AMOUNT TO BE SPENT BY THE COMPANY ON MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES BASED ON MANAGEMENT'S ASSESSMENT OF COMPETITIVE OPPORTUNITIES AND OTHER FACTORS AFFECTING ITS JUDGMENT; THE ABILITY TO CONTROL AND MANAGE OPERATING, INFRASTRUCTURE, ADVERTISING AND PROMOTION EXPENSES AS BUSINESS EXPANDS OR CHANGES, INCLUDING THE ABILITY TO ACCURATELY ESTIMATE THE PROVISION FOR THE COST OF THE MEMBERSHIP REWARDS PROGRAM; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; THE COMPANY'S ABILITY TO GROW ITS BUSINESS AND MEET OR EXCEED ITS RETURN ON SHAREHOLDERS' EQUITY TARGET BY REINVESTING APPROXIMATELY 35 PERCENT OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65 PERCENT OF SUCH CAPITAL TO SHAREHOLDERS, OVER TIME, WHICH WILL DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; THE SUCCESS OF THE GLOBAL NETWORK SERVICES BUSINESS IN PARTNERING WITH BANKS IN THE UNITED STATES, WHICH WILL DEPEND IN PART ON THE EXTENT TO WHICH SUCH BUSINESS FURTHER ENHANCES THE COMPANY'S BRAND, ALLOWS THE COMPANY TO LEVERAGE ITS SIGNIFICANT PROCESSING SCALE, EXPANDS MERCHANT COVERAGE OF THE NETWORK, PROVIDES GLOBAL NETWORK SERVICES' BANK PARTNERS IN THE UNITED STATES THE BENEFITS OF GREATER CARDMEMBER LOYALTY AND HIGHER SPEND PER CUSTOMER, AND MERCHANT BENEFITS SUCH AS GREATER TRANSACTION VOLUME AND ADDITIONAL HIGHER SPENDING CUSTOMERS; TRENDS IN TRAVEL AND ENTERTAINMENT SPENDING AND THE OVERALL LEVEL OF CONSUMER CONFIDENCE; THE COSTS AND INTEGRATION OF ACQUISITIONS; THE UNDERLYING ASSUMPTIONS AND EXPECTATIONS RELATED TO THE SALE OF THE AMERICAN EXPRESS BANK LTD. BUSINESSES PROVING TO BE INACCURATE OR UNREALIZED, INCLUDING, AMONG OTHER THINGS, THE LIKELIHOOD OF AND EXPECTED TIMING FOR COMPLETION OF THE TRANSACTION, THE PROCEEDS TO BE RECEIVED BY THE COMPANY IN THE TRANSACTION AND THE TRANSACTION'S IMPACT ON THE COMPANY'S EARNINGS; THE SUCCESS, TIMELINESS AND FINANCIAL IMPACT (INCLUDING COSTS, COST SAVINGS AND OTHER BENEFITS INCLUDING INCREASED REVENUES), AND BENEFICIAL EFFECT ON THE COMPANY'S OPERATING EXPENSE TO REVENUE RATIO, BOTH IN THE SHORT-TERM AND OVER TIME, OF REENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING (INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER-COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH REENGINEERING ACTIONS; THE COMPANY'S ABILITY TO REINVEST THE BENEFITS ARISING FROM SUCH REENGINEERING ACTIONS IN ITS BUSINESSES; BANKRUPTCIES, RESTRUCTURINGS, CONSOLIDATIONS OR SIMILAR EVENTS AFFECTING THE AIRLINE OR ANY OTHER INDUSTRY REPRESENTING A SIGNIFICANT PORTION OF THE COMPANY'S BILLED BUSINESS, INCLUDING ANY POTENTIAL NEGATIVE EFFECT ON PARTICULAR CARD PRODUCTS AND SERVICES AND BILLED BUSINESS GENERALLY THAT COULD RESULT FROM THE ACTUAL OR PERCEIVED WEAKNESS OF KEY BUSINESS PARTNERS IN SUCH INDUSTRIES; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; ACCURACY OF ESTIMATES FOR THE FAIR VALUE OF THE ASSETS IN THE COMPANY'S INVESTMENT PORTFOLIO AND, IN PARTICULAR, THOSE INVESTMENTS THAT ARE NOT READILY MARKETABLE, INCLUDING THE VALUATION OF THE INTEREST-ONLY STRIP RELATING TO THE COMPANY'S LENDING SECURITIZATIONS; THE COMPANY'S ABILITY TO INVEST IN TECHNOLOGY ADVANCES ACROSS ALL AREAS OF ITS BUSINESS TO STAY ON THE LEADING EDGE OF TECHNOLOGIES APPLICABLE TO THE PAYMENTS INDUSTRY; THE COMPANY'S ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS (IP) AND AVOID INFRINGING THE IP OF OTHER PARTIES; THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY, OF TERRORIST ATTACKS, NATURAL DISASTERS OR OTHER CATASTROPHIC EVENTS IN THE FUTURE; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS; ACCOUNTING CHANGES; OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND REGULATORY MATTERS; AND COMPETITIVE PRESSURES IN ALL OF THE COMPANY'S MAJOR BUSINESSES. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AND ITS OTHER REPORTS FILED WITH THE SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. For additional information related to the impact of changes to the Company's financial reporting, including the Company's organizational changes that became effective July 1, 2007, refer to the Company's Form 8-Ks filed with the Securities and Exchange Commission, dated November 1, 2007 and March 30, 2007.

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME

(Millions)

                                                          Quarters Ended                    Years Ended
                                                            December 31,                    December 31,
                                                         ----------------   Percentage   -----------------   Percentage
                                                           2007     2006     Inc/(Dec)     2007      2006     Inc/(Dec)
                                                         -------   ------   ----------   -------   -------   ----------
Revenues
   Discount revenue                                      $ 3,912   $3,458        13%     $14,596   $12,978       12%
   Net card fees                                             544      479        14        2,050     1,994        3
   Travel commissions and fees                               514      450        14        1,926     1,778        8
   Other commissions and fees                                650      573        13        2,417     2,233        8
   Securitization income, net                                326      347        (6)       1,507     1,489        1
   Other                                                     470      528       (11)       1,645     1,689       (3)
                                                         -------   ------                -------   -------
      Total                                                6,416    5,835        10       24,141    22,161        9
                                                         -------   ------                -------   -------
   Interest income
      Cardmember lending finance revenue                   1,682    1,326        27        6,145     4,586       34
      Other                                                  302      287         5        1,271     1,147       11
                                                         -------   ------                -------   -------
         Total                                             1,984    1,613        23        7,416     5,733       29
                                                         -------   ------                -------   -------
            Total revenues                                 8,400    7,448        13       31,557    27,894       13
                                                         -------   ------                -------   -------
   Interest expense
      Cardmember lending                                     474      351        35        1,734     1,192       45
      Charge card and other                                  562      422        33        2,092     1,548       35
                                                         -------   ------                -------   -------
         Total                                             1,036      773        34        3,826     2,740       40
                                                         -------   ------                -------   -------
Revenues net of interest expense                           7,364    6,675        10       27,731    25,154       10
                                                         -------   ------                -------   -------
Expenses
   Marketing, promotion, rewards
      and cardmember services                              2,719    1,732        57        7,817     6,504       20
   Human resources                                         1,437    1,361         6        5,438     5,040        8
   Professional services                                     646      648        --        2,283     2,269        1
   Occupancy and equipment                                   382      372         3        1,436     1,384        4
   Communications                                            119      112         6          461       434        6
   Other, net                                               (591)     365         #          389     1,358      (71)
                                                         -------   ------                -------   -------
      Total                                                4,712    4,590         3       17,824    16,989        5
                                                         -------   ------                -------   -------
Provisions for losses and benefits
      Charge card                                            419      277        51        1,140       935       22
      Cardmember lending                                     970      484         #        2,761     1,623       70
      Other (including investment certificates)              134      137        (2)         440       468       (6)
                                                         -------   ------                -------   -------
         Total                                             1,523      898        70        4,341     3,026       43
                                                         -------   ------                -------   -------
Pretax income from continuing operations                   1,129    1,187        (5)       5,566     5,139        8
Income tax provision                                         290      292        (1)       1,518     1,528       (1)
                                                         -------   ------                -------   -------
Income from continuing operations                            839      895        (6)       4,048     3,611       12
(Loss) Income from discontinued operations, net of tax        (8)      27         #          (36)       96        #
                                                         -------   ------                -------   -------
Net income                                               $   831   $  922       (10)     $ 4,012   $ 3,707        8
                                                         =======   ======                =======   =======

# - Denotes a variance of more than 100%.

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS

(Billions)

                                                   December 31,   December 31,
                                                       2007           2006
                                                   ------------   ------------
Assets
   Cash and cash equivalents                           $ 12           $  5
   Accounts receivable                                   42             39
   Investments                                           16             18
   Loans                                                 53             43
   Other assets                                          10              9
   Assets of discontinued operations                     17             14
                                                       ----           ----
      Total assets                                     $150           $128
                                                       ====           ====
Liabilities and Shareholders' Equity
   Short-term debt                                     $ 18           $ 15
   Long-term debt                                        55             43
   Other liabilities                                     50             45
   Liabilities of discontinued operations                16             14
                                                       ----           ----
      Total liabilities                                 139            117
                                                       ----           ----
   Shareholders' equity                                  11             11
                                                       ----           ----
      Total liabilities and shareholders' equity       $150           $128
                                                       ====           ====

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                                FINANCIAL SUMMARY

(Millions)

                                                   Quarters Ended                   Years Ended
                                                    December 31,                    December 31,
                                                  ---------------   Percentage   -----------------   Percentage
                                                   2007     2006     Inc/(Dec)     2007      2006     Inc/(Dec)
                                                  ------   ------   ----------   -------   -------   ----------
REVENUES NET OF INTEREST EXPENSE
   U.S. Card Services                             $3,709   $3,349       11%      $14,222   $12,620       13%
   International Card Services                     1,189    1,026       16         4,331     3,965        9
   Global Commercial Services                      1,128      982       15         4,269     3,900        9
   Global Network & Merchant Services              1,041      916       14         3,864     3,344       16
                                                  ------   ------                -------   -------
                                                   7,067    6,273       13        26,686    23,829       12
   Corporate & Other,
      including adjustments and eliminations         297      402      (26)        1,045     1,325      (21)
                                                  ------   ------                -------   -------
CONSOLIDATED REVENUES NET OF INTEREST EXPENSE     $7,364   $6,675       10       $27,731   $25,154       10
                                                  ======   ======                =======   =======
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
   U.S. Card Services                             $  (40)  $  723        #       $ 2,730   $ 3,323      (18)
   International Card Services                      (181)      76        #           117       312      (63)
   Global Commercial Services                        144      167      (14)          744       716        4
   Global Network & Merchant Services                379      297       28         1,560     1,188       31
                                                  ------   ------                -------   -------
                                                     302    1,263      (76)        5,151     5,539       (7)
   Corporate & Other                                 827      (76)       #           415      (400)       #
                                                  ------   ------                -------   -------
PRETAX INCOME FROM CONTINUING OPERATIONS          $1,129   $1,187       (5)      $ 5,566   $ 5,139        8
                                                  ======   ======                =======   =======
NET INCOME (LOSS)
   U.S. Card Services                             $    7   $  473      (99)      $ 1,823   $ 2,152      (15)
   International Card Services                       (68)      99        #           291       343      (15)
   Global Commercial Services                        110      117       (6)          536       477       12
   Global Network & Merchant Services                254      201       26         1,022       779       31
                                                  ------   ------                -------   -------
                                                     303      890      (66)        3,672     3,751       (2)
   Corporate & Other                                 536        5        #           376      (140)       #
                                                  ------   ------                -------   -------
   Income from continuing operations                 839      895       (6)        4,048     3,611       12
   (Loss) Income from discontinued operations,
      net of tax                                      (8)      27        #           (36)       96        #
                                                  ------   ------                -------   -------

NET INCOME                                        $  831   $  922      (10)      $ 4,012   $ 3,707        8
                                                  ======   ======                =======   =======

# - Denotes a variance of more than 100%.

(Preliminary)
                            AMERICAN EXPRESS COMPANY
                         FINANCIAL SUMMARY (CONTINUED)

                                                   Quarters Ended                  Years Ended
                                                    December 31,                   December 31,
                                                  ---------------   Percentage   ---------------   Percentage
                                                   2007     2006    Inc/(Dec)    2007     2006     Inc/(Dec)
                                                  ------   ------   ----------   ------   ------   ----------
EARNINGS PER COMMON SHARE
BASIC
   Income from continuing operations              $ 0.72   $ 0.75       (4)%     $ 3.45   $ 2.98       16%
   (Loss) Income from discontinued operations         --     0.02        #        (0.03)    0.08        #
                                                  ------   ------                ------   ------
   Net income                                     $ 0.72   $ 0.77       (6)%     $ 3.42   $ 3.06       12%
                                                  ======   ======                ======   ======
   Average common shares outstanding (millions)    1,157    1,196       (3)%      1,173    1,212       (3)%
                                                  ======   ======                ======   ======
DILUTED
   Income from continuing operations              $ 0.71   $ 0.73       (3)%     $ 3.39   $ 2.92       16%
   (Loss) Income from discontinued operations         --     0.02        #        (0.03)    0.07        #
                                                  ------   ------                ------   ------
   Net income                                     $ 0.71   $ 0.75       (5)%     $ 3.36   $ 2.99       12%
                                                  ======   ======                ======   ======
   Average common shares outstanding (millions)    1,178    1,224       (4)%      1,196    1,238       (3)%
                                                  ======   ======                ======   ======
Cash dividends declared per common share          $ 0.18   $ 0.15       20%      $ 0.63   $ 0.57       11%
                                                  ======   ======                ======   ======

                        SELECTED STATISTICAL INFORMATION

                                                   Quarters Ended                  Years Ended
                                                    December 31,                   December 31,
                                                  ---------------   Percentage   ---------------   Percentage
                                                   2007     2006     Inc/Dec)    2007     2006     Inc/Dec)
                                                  ------   ------   ----------   ------   ------   ----------
Return on average equity (A)                        37.3%    34.7%                 37.3%    34.7%
Common shares outstanding (millions)               1,158    1,199       (3)%      1,158    1,199      (3)%
Book value per common share                       $ 9.53   $ 8.76        9%      $ 9.53   $ 8.76       9%
Shareholders' equity (billions)                   $ 11.0   $ 10.5        5%      $ 11.0   $ 10.5       5%

# - Denotes a variance of more than 100%.

(A) Computed on a trailing 12-month basis using net income over average total shareholders' equity (including discontinued operations) as included in the Consolidated Financial Statements prepared in accordance with GAAP.